EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Sheree Aronson
(714) 247-8290 sheree.aronson@amo-inc.com

Media Contact:	Steve Chesterman
(714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS, INC. ANNOUNCES OFFERING OF

CONVERTIBLE SENIOR SUBORDINATED NOTES;

COMPANY TO REPURCHASE $500 MILLION OF COMMON STOCK

(SANTA ANA, CA), June 6, 2006 — Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], today announced that it intends to offer, subject to market conditions and other factors, approximately $450 million aggregate principal amount of convertible senior subordinated notes due 2026, plus up to an additional $50 million of notes subject to the initial purchasers’ option. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes will be unsecured senior subordinated obligations of AMO. The interest rate, conversion price and other terms of the notes will be determined by negotiations between AMO and the initial purchasers of the notes.

AMO expects to use the net proceeds from the offering, and borrowings under its senior credit facility, to purchase $500 million worth of shares of its common stock, as well as to purchase up to $100 million of its outstanding convertible notes through privately negotiated repurchases. The common stock will be purchased through an accelerated share repurchase arrangement with one or more of the initial purchasers and/or their affiliates with substantially all of the shares being delivered with the closing of the sale of the notes or shortly thereafter.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security. Any offers of the securities will be made only by means of a private offering circular. The notes and any common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and, unless they are registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements about AMO, including its proposed offering of notes. All forward- looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors including but not limited to changing market conditions and AMO’s ability to complete the offering. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements except to the extent required by law.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO and AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2005 Form 10-K filed in March 2006. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or by contacting AMO’s Investor Relations Department by calling 714-247-8348.

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